Exhibit 4.3

Execution Copy

FEI COMPANY
(an Oregon corporation)

$100,000,000
2.875% Convertible Subordinated Notes due 2013

PURCHASE AGREEMENT

May 16, 2006

Merrill Lynch & Co.

Merrill Lynch, Pierce, Fenner & Smith
Incorporated

4 World Financial Center
New York, New York 10080

as Representative of the several Initial Purchasers

Ladies and Gentlemen:

FEI Company, an Oregon corporation (the ”Company”), confirms its agreement with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), and each of the other initial purchasers named in Schedule I hereto (collectively, the ”Initial Purchasers,” which term shall also include any initial purchaser substituted as provided in Section 11 hereof), for whom Merrill Lynch is acting as representative (in such capacity, the “Representative”), with respect to the issue and sale by the Company and the purchase by the Initial Purchasers, acting severally and not jointly, of the respective principal amounts set forth in said Schedule I of $100,000,000 aggregate principal amount of the Company’s 2.875% Convertible Subordinated Notes due 2013 (the ”Firm Notes”), and with respect to the grant by the Company to the Initial Purchasers, acting severally and not jointly, of the option described in Section 2(b) hereof (the ”Option”) to purchase all or any part of an additional $15,000,000 principal amount of the Company’s 2.875% Convertible Subordinated Notes due 2013 (the ”Optional Notes” and, together with the Firm Notes, the ”Notes”).

The Notes will be convertible into fully paid, nonassessable shares of common stock of the Company, no par value per share (the ”Common Stock”), on the terms, and subject to the conditions, set forth in the Indenture (as defined below). As used herein, “Conversion Shares” means the shares of Common Stock into which the Notes are convertible, and each Conversion Share will have attached thereto the right to purchase one one-thousandth (0.001) of a share of the Series A Participating Preferred Stock of the Company (each, a ”Right”), issuable by the Company pursuant to the Preferred Stock Rights Agreement by and between the Company and Mellon Investor Services LLC, as rights agent, dated as of July 21, 2005. The Notes will be issued pursuant to an indenture (the ”Indenture”) to be dated as of the First Delivery Date (as defined in Section 2(a)), between the Company and The Bank of New York Trust Company, a California state chartered banking corporation (the ”Trustee”).

The Company understands that the Initial Purchasers propose to make an offering of the Notes on the terms and in the manner set forth herein and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Notes to purchasers (the ”Subsequent Purchasers”) at any time after this agreement (the ”Agreement”) has been executed and delivered. The Notes are to be sold to the Initial Purchasers and subsequently offered and sold by the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the ”1933 Act”), in reliance upon exemptions therefrom. Pursuant to the terms of the Notes and the Indenture, investors that acquire the Notes may only resell or otherwise transfer such Notes if such Notes are hereafter registered under the 1933 Act or if an exemption from the registration requirements of the 1933 Act is available (including the exemption afforded by Rule 144A (“Rule 144A”) of the rules and regulations promulgated under the 1933 Act by the Securities and Exchange Commission (the ”Commission”)).

The Company (a) has prepared and delivered to each Initial Purchaser an electronic copy of a preliminary offering memorandum dated May 15, 2006, and a pricing term sheet attached hereto as Schedule II, which includes the pricing terms and other information with respect to the Notes and other matters not included in the Final Offering Memorandum (the “Pricing Term Sheet”) setting forth the terms of the Notes omitted in the preliminary offering memorandum and (b) has prepared and will deliver to each Initial Purchaser, no later than the second day after the date hereof, copies of a final offering memorandum dated May 16, 2006 (the ”Final Offering Memorandum”), each for use by such Initial Purchaser in connection with its solicitation of purchases of, or offering of, the Notes. As used herein, the term “Offering Memorandum” means, with respect to any date or time referred to in this Agreement, the most recent offering memorandum (whether the Preliminary Offering Memorandum or the Final Offering Memorandum, or any amendment or supplement to either such document), including annexes and exhibits thereto and any documents incorporated therein by reference, which in each case has been prepared and delivered by the Company to the Initial Purchasers in connection with their solicitation of purchases of, or offering of, the Notes.

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Offering Memorandum (or other references of like import) shall be deemed to include all such financial statements and schedules and other information which are incorporated by reference in the Offering Memorandum; and all references in this Agreement to amendments or supplements to the Offering Memorandum shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934 (the ”1934 Act”) which is incorporated by reference in the Offering Memorandum.

Holders of the Notes (including the Initial Purchasers and their direct and indirect transferees) will be entitled to the benefits of a Registration Rights Agreement, to be dated as of the First Delivery Date and to be entered into by and between the Company and the Initial Purchasers (the ”Registration Rights Agreement”), pursuant to which the Company will agree to file with the Commission a shelf registration statement (the ”Registration Statement”) covering the resale of the Notes and the Conversion Shares under the 1933 Act, and to use its commercially reasonable efforts to cause the Registration Statement to be declared effective.

The preliminary offering memorandum dated May 15, 2006, as amended and supplemented immediately prior to the Applicable Time (as defined below), including any documents filed under the 1934 Act prior to the Applicable Time and incorporated by reference therein, is referred to herein as the “Preliminary Offering Memorandum,” and the Preliminary

Offering Memorandum together with the Pricing Term Sheet and any of the documents listed on Schedule III hereto are collectively referred to herein as the “Disclosure Package.”  “Applicable Time” means 7:00 a.m. (Eastern time) on May 16, 2006 or such other time as agreed by the Company and the Initial Purchasers.

This Agreement, the Indenture, the Notes and the Registration Rights Agreement are referred to herein collectively as the “Operative Documents.”

1.             Representations, Warranties and Agreements of the Company. The Company represents and warrants to each Initial Purchaser as of the date hereof and as of each Delivery Date (as defined in Section 2(b)), and agrees with each Initial Purchaser, as follows:

(a)           Disclosure Package and Final Offering Memorandum. At the Applicable Time, the Disclosure Package did not, and at any Deliver Date (as defined below), the Disclosure Package and the Final Offering Memorandum will not, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation, warranty and agreement shall not apply to statements in or omissions from the Disclosure Package and the Final Offering Memorandum made in reliance upon and in conformity with written information furnished to the Company by any Initial Purchaser for use in the Offering Memorandum.

(b)           Incorporated Documents. The Offering Memorandum as delivered from time to time shall incorporate by reference the most recent Annual Report of the Company on Form 10-K filed with the Commission and each Quarterly Report of the Company on Form 10-Q and each Current Report of the Company on Form 8-K filed with the Commission since the end of the fiscal year to which such Annual Report relates. The documents incorporated or deemed to be incorporated by reference in the Offering Memorandum at the time they were or hereafter are filed with the Commission complied and will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder (the ”1934 Act Regulations”), and, when read together with the other information in the Disclosure Package at the Applicable Time, and the Disclosure Package and the Final Offering Memorandum at the Closing Time, did not and will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(c)           Independent Accountants. Deloitte & Touche LLP, who certified the financial statements and supporting schedules, if any, included or incorporated by reference in the Disclosure Package and the Final Offering Memorandum are independent public accountants with respect to the Company and its subsidiaries within the meaning of Regulation S-X promulgated under the 1933 Act.

(d)           Financial Statements. The financial statements, together with the related schedules and notes, included, or incorporated by reference, in the Disclosure Package and the Final Offering Memorandum present fairly the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved. The supporting schedules, if any, included, or incorporated by reference, in the Disclosure Package and the Final Offering Memorandum present fairly in accordance with GAAP the information required to be stated therein. The summary consolidated financial information included in the Disclosure Package and the Final Offering Memorandum present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Disclosure Package and the Final Offering Memorandum. All disclosures included or incorporated by reference in the Disclosure Package and the Final Offering Memorandum regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply in all material respects with Regulation G of the 1934 Act and Item 10 of Regulation S-K under the 1933 Act, to the extent applicable. There are no material weaknesses or significant deficiencies in the Company’s process for recording and reporting bookings and backlog of orders, and disclosure related to the Company’s bookings and backlog of orders included or incorporated by reference in the Disclosure Package and the Final Offering Memorandum is true, correct and complete in all material respects.

(e)           Material Adverse Change. Since the respective dates as of which information is given in the Disclosure Package and the Final Offering Memorandum, except as otherwise stated therein, (i) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a ”Material Adverse Effect”), (ii) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, (iii) there has not been any change in the capital stock or long-term debt of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X of the 1933 Act) (each, a ”Significant Subsidiary”) and (iv) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(f)            Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Oregon and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Disclosure Package and the Final Offering Memorandum and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing under the laws of the State of California, which is the only other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, other than such jurisdictions in which the failure so to qualify or be in good standing would not result in a Material Adverse Effect.

(g)           Good Standing of Significant Subsidiaries. Each Significant Subsidiary of the Company has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own, lease and operate its properties and to conduct its business as described in the Disclosure Package and the Final Offering Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect; all of the issued and outstanding shares of capital stock of each Significant Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding shares of capital stock of the Significant Subsidiaries were issued in violation of any preemptive or similar rights of any securityholder of such Significant Subsidiary. The subsidiaries of the Company other than the Significant Subsidiaries, considered in the aggregate as a single subsidiary, do not constitute a ”significant subsidiary” as defined in Rule 1-02 of Regulation S-X.

(h)           Capitalization. The authorized, issued and outstanding capital stock of the Company is as set forth in the Disclosure Package and the Final Offering Memorandum in the column entitled ”Actual” under the caption “Capitalization” (except for subsequent issuances, if any, pursuant to this Agreement, pursuant to reservations, agreements, employee benefit plans referred to in the Disclosure Package and the Final Offering Memorandum or pursuant to the exercise of options referred to in the Disclosure Package and the Final Offering Memorandum). The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; none of the holders of outstanding shares of capital stock of the Company and no other person has or will have any preemptive or other rights to purchase, subscribe for or otherwise acquire (i) the Conversion Shares or any rights to such shares, or any Rights attached thereto, (other than those granted by the holders of the Notes) or (ii) as a result of or in connection with the transactions contemplated by the Operative Documents, any other capital stock of the Company or rights thereto; the capital stock of the Company conforms to the description thereof contained in the Disclosure Package and the Final Offering Memorandum and such description conforms to the rights set forth in the instruments defining the same; the Conversion Shares have been duly authorized and reserved for issuance upon conversion of the Notes by all necessary corporate action of the Company; all Conversion Shares, when so issued in accordance with the Third Amended and Restated Articles of Incorporation of the Company and delivered upon such conversion in accordance with the terms of the Indenture and the Notes, will be duly authorized and validly issued, fully paid and nonassessable and free and clear of all liens, encumbrances, equities or claims and will conform to the description of the Common Stock contained in the Disclosure Package and the Final Offering Memorandum.

(i)            Certain Disclosure Package and the Final Offering Memorandum Statements. The statements set forth in the Disclosure Package and the Final Offering Memorandum under the captions “Description of the Notes” and “Description of Capital Stock”, insofar as they purport to constitute summaries of the terms of the Notes and the Common Stock, respectively, and under the caption “Certain United States Federal Income Tax Consequences,” insofar as it purports to describe the provisions of the laws and documents referred to therein, fairly and accurately present the matters described therein in all material respects.

(j)            Authorization of the Operative Documents. The Company has all requisite corporate right, power and authority to enter into this Agreement, the Indenture and the Registration Rights Agreement and to perform its obligations hereunder and thereunder and the transactions contemplated hereby and thereby have been duly authorized by the Company. This Agreement has been and, as of the First Delivery Date, the Indenture and the Registration Rights Agreement will have been, duly authorized, executed and delivered by the Company and upon such execution by the Company (assuming the due authorization, execution and delivery of such agreements by the other parties thereto) this Agreement, the Indenture and the Registration Rights Agreement will constitute valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity, including specific performance (regardless of whether enforcement is considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing, and subject to the limitations on rights to indemnification and contribution under applicable law or equitable principles; and the Indenture and Registration Rights Agreement conform in all material respects to the descriptions thereof contained in the Disclosure Package and the Final Offering Memorandum.

(k)           Authorization of the Notes. The Company has all necessary corporate right, power and authority to execute, issue and deliver the Notes and perform its obligations thereunder; the Notes have been duly authorized by the Company and, when authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the Purchase Price therefor as provided in this Agreement (assuming due authentication of the Notes by the Trustee), will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity, including specific performance (regardless of whether enforcement is considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing, and subject to the limitations on rights to indemnification and contribution under applicable law or equitable principles, and will be in the form contemplated by, and entitled to the benefits of, the Indenture; and the Notes conform in all material respects to the description of the Common Stock contained in the Disclosure Package and the Final Offering Memorandum.

(l)            Defaults and Conflicts. Neither the Company nor any of its subsidiaries is in violation of its charter or bylaws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which any of them may be bound, or to which any of the property or assets of the Company or any of its subsidiaries is subject (collectively, ”Agreements and Instruments”), except for such defaults that would not result in a Material Adverse Effect; and the execution, delivery and performance of the Operative Documents by the Company and the issuance of the Notes and Conversion Shares and the consummation of the transactions contemplated herein and in the Disclosure Package and the Final Offering Memorandum (including the issuance and sale of the Notes and the use of the proceeds from the sale of the Notes as described in the Disclosure Package and the Final Offering Memorandum under the caption ”Use of Proceeds”) and compliance by the Company with its obligations hereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, the Agreements and Instruments except for such conflicts, breaches or defaults or Repayment Events or liens, charges or encumbrances that, singly or in the aggregate, would not result in a Material Adverse Effect, nor will such action result in any violation of the provisions of the charter or bylaws of the Company or any of its subsidiaries or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their assets, properties or operations. As used herein, a ”Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(m)          Labor Disputes. No material labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or any of its subsidiaries’ principal suppliers, manufacturers, customers or contractors, which, in either case, would result in a Material Adverse Effect.

(n)           Legal Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries which might result in a Material Adverse Effect, or which might materially and adversely affect the properties or assets of the Company or any of its subsidiaries or the consummation of the transactions contemplated by this Agreement or the performance by the Company of its obligations hereunder. The aggregate of all pending legal or governmental proceedings to which the Company or any of its subsidiaries is a party or of which any of their respective property or assets is the subject which are not described in the Disclosure Package and the Final Offering Memorandum, including ordinary routine litigation incidental to the business, would not reasonably be expected to result in a Material Adverse Effect.

(o)           Stabilization or Manipulation. Neither the Company nor any affiliate, as such term is defined in Rule 501(b) under the 1933 Act (each, an ”Affiliate”), of the Company has taken, directly or indirectly, any action which is designed to or which has constituted or which would be reasonably expected to cause or result in unlawful stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes.

(p)           Intellectual Property. Except where such failure to own or possess would not reasonably be expected to have a Material Adverse Effect, to the Company’s knowledge after due inquiry, the Company and its subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including, without limitation, trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names, URLs or other intellectual property (collectively, ”Intellectual Property”) necessary to carry on the business now operated by them. No current or former shareholder, officer, director or employee of the Company or its subsidiaries has any claim, right (whether or not exercisable) or interest in any Intellectual Property of the Company or its subsidiaries. The Company and its subsidiaries have taken all reasonable steps in accordance with normal industry practice to protect their rights in confidential and proprietary information. Neither the Company nor any of its subsidiaries has received any notice or is otherwise aware of any currently unresolved infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

(q)           Licenses and Permits. The Company and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, ”Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure so to possess would not, singly or in the aggregate, result in a Material Adverse Effect; the Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, result in a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

(r)            Real Property. The Company and its subsidiaries have good and marketable title to all real property owned by the Company and its subsidiaries and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its subsidiaries; and all of the leases and subleases material to the business of the Company and its subsidiaries, considered as one enterprise, and under which the Company or any of its subsidiaries holds properties described in the Disclosure Package and the Final Offering Memorandum, are in full force and effect, and neither the Company nor any of its subsidiaries has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of its subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or any subsidiary thereof to the continued possession of the leased or subleased premises under any such lease or sublease.

(s)           Environmental Laws. Except as described in the Disclosure Package and the Final Offering Memorandum and except for such matters as would not, singly or in the aggregate, result in a Material Adverse Effect, (i) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, ”Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, ”Environmental Laws”), (ii) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (iii) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its subsidiaries and (iv) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or Environmental Laws.

(t)            Investment Company Act. The Company is not, and upon the issuance and sale of the Notes as herein contemplated and the application of the net proceeds therefrom as described in the Disclosure Package and the Final Offering Memorandum will not be, an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(u)           Offering Integration. Within the preceding six months, neither the Company nor any other person acting on behalf of the Company has offered or sold to any person any Notes, or any securities of the same class as the Notes, other than (i) shares of stock offered or sold to directors, consultants or employees or upon redemption or exchange of special shares of the Company’s subsidiaries, which, in each case would not be integrated with the offering contemplated hereby and (ii) Notes offered or sold to the Initial Purchasers hereunder.

(v)           Federal Reserve System Regulations. None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the, sale of the Notes) will violate or result in a violation of Section 7 of the 1934 Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U, and X of the Board of Governors of the Federal Reserve System.

(w)          Rule 144A Eligibility. The Notes are eligible for resale pursuant to Rule 144A and, when they are issued and delivered pursuant to this Agreement, will not be, of the same class (within the meaning of Rule 144A under the 1933 Act) as securities listed on a national securities exchange registered under Section 6 of the 1934 Act, or quoted in a U.S. automated interdealer quotation system.

(x)            General Solicitation. None of the Company, its Affiliates or any person acting on its or any of their behalf (other than the Initial Purchasers, as to whom the Company makes no representation) has, directly or through an agent, engaged or will engage, in connection with the offering of the offered Notes, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the 1933 Act.

(y)           1933 Act Registration. Subject to compliance by the Initial Purchasers with the representations and warranties set forth in Section 2 and the procedures set forth in Section 6 hereof, it is not necessary in connection with the offer, sale and delivery of the Notes to the Initial Purchasers and the offer, initial resale and delivery of the Notes by the Initial Purchasers in the manner contemplated by this Agreement, the Indenture, the Registration Rights Agreement and the Disclosure Package and the Final Offering Memorandum, to register the Notes or the Conversion Shares under the 1933 Act (except as may be required under the 1933 Act and the rules and regulations promulgated thereunder in connection with the registration of the Notes and the Conversion Shares pursuant to the Registration Rights Agreement) or to qualify the Indenture under the Trust Indenture Act of 1939, as amended (except as may be required in connection with the registration of the Notes pursuant to the Registration Rights Agreement).

(z)            1934 Act Reporting. The Company is subject to the reporting requirements of Section 13 or Section 15(d) of the 1934 Act. The Company has timely and properly filed with the Commission all reports and other documents required to have been filed by it with the Commission pursuant to the 1934 Act and the 1934 Act Regulations (together, the “1934 Act Reports”).

(aa)         Employee Retirement Income Security Act. Except as such matters would not, singly or in the aggregate, result in a Material Adverse Effect, the Company is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company would have any liability; the Company has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the ”Code”); and each “pension plan” for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(bb)         Insurance. The Company and its subsidiaries carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar business, and all such insurance is in full force and effect. Neither of the Company nor any subsidiary has been denied any insurance coverage which it has sought or for which it has applied.

(cc)         Tax Matters. All United States federal income tax returns of the Company and its subsidiaries required by law to be filed have been filed, except insofar as the failure to file such returns would not result in a Material Adverse Effect, and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided. The Company and its subsidiaries have filed all other tax returns that are required to have been filed by them pursuant to applicable foreign, state, local or other law except insofar as the failure to file such returns would not result in a Material Adverse Effect, and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company and its subsidiaries, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Company in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not result in a Material Adverse Effect.

(dd)         Accounting Controls and Disclosure Controls and Procedures. The Company and each of its subsidiaries maintain a system of disclosure controls and procedures (as defined in

Rule 13a-15(e) and 15d-15(e) of the 1934 Act) sufficient to provide reasonable assurances that information required to be disclosed in reports that the Company files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the Commissions rules, regulations and forms. Except as described in the Disclosure Package and the Final Offering Memorandum, since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) of the 1934 Act) (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(ee)         Preemptive Rights. There are no contracts, agreements or understandings between the Company and any person granting such person the right (other than rights which have been waived or satisfied) to require the Company to file a registration statement under the 1933 Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in any securities being registered pursuant to any registration statement filed by the Company under the 1933 Act.

(ff)           Foreign Transactions Reporting Act. The operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(gg)         Foreign Corrupt Practices Act. Neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the ”FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(hh)         Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the ”Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

(ii)           Foreign Assets Control. Neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (the ”OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

Any certificate signed by any officer of the Company or any of its subsidiaries delivered to the Representative or to counsel for the Initial Purchasers shall be deemed a representation and warranty by the Company to each Initial Purchaser as to the matters covered thereby.

2.             Purchase, Sale and Delivery of Notes.

(a)           Subject to the terms and conditions, and in reliance upon the representations and warranties, herein set forth, the Company agrees to sell to each Initial Purchaser, severally and not jointly, and each Initial Purchaser agrees, severally and not jointly, to purchase from the Company, at a purchase price of 97.5% of the principal amount thereof (the ”Purchase Price”), the principal amount of Firm Notes set forth opposite such Initial Purchaser’s name in Schedule I hereto (or such number increased as set forth in Section 11). Payment of the Purchase Price and delivery of certificates for the Firm Notes shall be made at the office of Latham & Watkins LLP, 505 Montgomery Street, Suite 2000, San Francisco, California, or at such other place as shall be agreed upon by the Representative and the Company, at 10:00 a.m. (Eastern time) on May 19, 2006, or such later date as the Representative shall designate, which date and time may be postponed by agreement between the Representative and the Company or as provided in Section 11 (such date and time of delivery and payment for the Firm Notes being herein called the ”First Delivery Date”). Delivery of the Firm Notes shall be made to the Initial Purchasers against payment of the Purchase Price by the Initial Purchasers. Payment for the Firm Notes shall be effected either by wire transfer of immediately available funds to a bank account, the account number and the ABA number for such bank to be provided by the Company to the Representative at least two business days in advance of the First Delivery Date, or by such other manner of payment as may be agreed in writing by the Company and the Representative. It is understood that each Initial Purchaser has authorized the Representative, for its account, to accept delivery of, issue a receipt for, and make payment of the Purchase Price for, the Firm Notes that it has agreed to purchase. Merrill Lynch, individually and not as representative of the Initial Purchasers, may (but shall not be obligated to) make payment of the Purchase Price for the Firm Notes to be purchased by any Initial Purchaser whose funds have not been received by the First Delivery Date, but such payment shall not relieve such Initial Purchaser from its obligations hereunder.

(b)           Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company hereby grants the Option to the Initial Purchasers to purchase, severally and not jointly, the Optional Notes at the same price as the Initial Purchasers shall pay for the Firm Notes and the principal amount of the Optional Notes to be sold to each Initial Purchaser shall be that principal amount which bears the same ratio to the aggregate principal amount of Optional Notes being purchased as the principal amount of Firm Notes set forth opposite the name of such Initial Purchaser in Schedule I hereto (or such number increased as set forth in Section 11). The Option may be exercised only to cover over-allotments in the sale of the Firm Notes by the Initial Purchasers. The Option may be exercised once in whole or in part at any time not more than 30 days subsequent to the date of this Agreement upon notice in writing or by facsimile by the Representative to the Company setting forth the amount (which shall be an integral multiple of $1,000) of Optional Notes as to which the Initial Purchasers are exercising the Option.

The date for payment of the Purchase Price for, and delivery of certificates for the Optional Notes, being herein referred to as an ”Optional Delivery Date,” which may be the First Delivery Date (the First Delivery Date and the Optional Delivery Date, if any, being sometimes referred to as a ”Delivery Date”), shall be determined by the Representative but shall not be later than five full business days after written notice of election to purchase Optional Notes is given. Delivery of the Optional Notes shall be made to the Initial Purchasers against payment of the Purchase Price by the Initial Purchasers. Payment for the Optional Notes shall be effected either by wire transfer of immediately available funds to a bank account, the account number and the ABA number for such bank to be provided by the Company to the Representative at least two business days in advance of the Optional Delivery Date, or by such other manner of payment as may be agreed in writing by the Company and the Representative. It is understood that each Initial Purchaser has authorized the Representative, for its account, to accept delivery of, issue a receipt for, and make payment of the Purchase Price for, the Optional Notes that it has agreed to purchase. Merrill Lynch, individually and not as representative of the Initial Purchasers, may (but shall not be obligated to) make payment of the Purchase Price for the Optional Notes to be purchased by any Initial Purchaser whose funds have not been received by the Optional Delivery Date, but such payment shall not relieve such Initial Purchaser from its obligations hereunder.

(c)           The Company will deliver against payment of the Purchase Price the Notes initially sold to qualified institutional buyers (“QIBs”), as defined in Rule 144A under the 1933 Act (“Rule 144A”) in the form of one or more permanent global certificates (the ”Global Notes”), registered in the name of Cede & Co., as nominee for The Depository Trust Company (“DTC”). Beneficial interests in the Notes initially sold to QIBs will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC and its participants.

3.             Further Agreements of the Company. The Company further agrees with each Initial Purchaser as follows:

(a)           Prior to the earlier of nine months from the date of this Agreement or the completion of the distribution of the Notes by the Initial Purchasers, the Company, as promptly as possible, will furnish to each Initial Purchaser and to Latham & Watkins LLP, counsel to the Initial Purchasers, without charge, such number of copies of the Final Offering Memorandum and any amendments and supplements thereto and documents incorporated by reference therein in each case as soon as available and in such quantities as such Initial Purchaser may reasonably request. The Company will pay the expenses of printing and distributing to the Initial Purchasers all such documents.

(b)           The Company will immediately notify each Initial Purchaser, and confirm such notice in writing, of (i) any filing made by the Company of information relating to the offering of the Notes with any securities exchange or any other regulatory body in the United States or any other jurisdiction, and (ii) prior to the completion of the placement of the Notes by the Initial Purchasers as evidenced promptly by a notice in writing from the Representative to the Company, any material changes in or affecting the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise which (A) make any statement in the Disclosure Package and the Final Offering Memorandum false or misleading or (B) are not disclosed in the Offering Memorandum. In such event or if during such time any event shall occur or condition exist as a result of which it is necessary, in the reasonable opinion of any of the Company, its counsel, the Initial Purchasers or counsel for the Initial Purchasers, to amend or supplement the Offering Memorandum in order that the Offering Memorandum not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances then existing, the Company will forthwith amend or supplement the Offering Memorandum by preparing and furnishing to each Initial Purchaser an amendment or amendments of, or a supplement or supplements to, the Offering Memorandum (in form and substance satisfactory in the reasonable opinion of counsel for the Initial Purchasers) so that, as so amended or supplemented, the Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a Subsequent Purchaser, not misleading.

(c)           Prior to the completion of the distribution of the Notes, the Company will advise each Initial Purchaser promptly of any proposal to amend or supplement the Final Offering Memorandum and will not effect such amendment or supplement without the consent of the Representative, which consent shall not be unreasonably withheld. Neither the consent of the Initial Purchasers, nor the Initial Purchasers’ delivery of any such amendment or supplement, shall constitute a waiver of any of the conditions set forth in Section 5 hereof. If at any time prior to the completion of the placement of the Notes by the Initial Purchaser, the Company has issued or shall have issued any written communication, which would be deemed an “issuer free writing prospectus” as defined in Rule 433 of the 1933 Act Regulations if the placement of the Notes contemplated by this Agreement were conducted as a public offering made pursuant to a registration statement filed with the Commission under the 1933 Act (a “Supplemental Offering Document”), and there occurred or occurs an event or development as a result of which such Supplemental Offering Document conflicted or would conflict with the information contained in the Disclosure Package or the Final Offering Memorandum or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company will promptly notify the Initial Purchasers and will promptly amend or supplement, at its own expense, such Supplemental Offering Document to eliminate or correct such conflict, untrue statement or omission.

(d)           The Company will arrange, if necessary, to qualify the Notes and the Conversion Shares for offering and sale by the Initial Purchasers under the applicable securities laws of such states and other jurisdictions as the Initial Purchasers may designate and will maintain such qualifications in effect as long as required for the sale of the Notes and the Conversion Shares; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(e)           The Company will cooperate with the Initial Purchasers and use its commercially reasonable efforts to permit the offered Notes to be eligible for clearance and settlement through the facilities of DTC.

(f)            The Company will use the net proceeds received by it from the sale of the Notes in the manner specified in the Disclosure Package and the Final Offering Memorandum under “Use of Proceeds.”

(g)           During a period of 75 days from the date of the Final Offering Memorandum (the ”Lockup Period”), the Company will not, without the prior written consent of the Representative, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option right or warrant to purchase or lend or otherwise transfer or dispose of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (collectively, the ”Restricted Securities”) or (except as contemplated by the Registration Rights Agreement) file any registration statement under the 1933 Act with respect to any Restricted Securities, or (ii) enter into any swap or any other derivative transaction (other than the Operative Documents) that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Restricted Securities, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Restricted Securities, in cash or otherwise. The foregoing sentence shall not apply to (A) the Notes to be sold hereunder or the Conversion Shares to be delivered upon conversion thereof, (B) the issuance of shares of Common Stock upon conversion or exchange of convertible or exchangeable securities of the Company outstanding as of the date hereof, (C) the resale registration statement to be filed by the Company pursuant to the Registration Rights Agreement relating to the resale of the Notes and the Conversion Shares, or (D) the issuance of shares of Common Stock or options or rights to purchase shares of Common Stock pursuant to the Company’s employee benefit plans in effect on the date of this Agreement or the Company’s stockholder rights plan or the issuance of rights thereunder.

Notwithstanding the foregoing, if (1) during the last 17 days of the 75-day restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs or (2) prior to the expiration of the 75-day restricted period, the Company announces that it will release earnings results or becomes aware that material news or a material event will occur during the 16-day period beginning on the last day of the 75-day restricted period, the restrictions imposed in this clause (g) shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

(h)           The Company will use its commercially reasonable efforts to assist the Initial Purchasers in arranging to permit the Notes to be designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. (“NASD”) relating to trading in the PORTAL Market.

(i)            The Company will execute and deliver the Registration Rights Agreement in form and substance reasonably satisfactory to the Initial Purchasers and the Company.

(j)            The Company will use its commercially reasonable efforts to have the Conversion Shares approved by The Nasdaq National Market (“Nasdaq”) for inclusion prior to the effectiveness of the Registration Statement.

(k)           Until the completion of the distribution of the Notes, the Company will file all documents required to be filed with the Commission pursuant to the 1934 Act and the 1934 Act Regulations within the time periods required thereby.

(l)            The Company will reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy any obligations to issue Conversion Shares upon the conversion of the Notes.

(m)          The Company agrees that it will not, and will use its commercially reasonable efforts to cause its Affiliates not to, directly or indirectly, solicit any offer to buy, sell or make any offer or sale of, or otherwise negotiate in respect of, securities of the Company of any class if, as a result of the doctrine of ”integration” referred to in Rule 502 under the 1933 Act, such offer or sale would render invalid (for the purpose of (i) the sale of the Notes by the Company to the Initial Purchasers, (ii) the resale of the Notes by the Initial Purchasers to subsequent purchasers or (iii) the resale of the Notes or Conversion Shares by such Subsequent Purchasers to others) the exemption from the registration requirements of the 1933 Act provided by Section 4(2) thereof or by Rule 144A or otherwise.

(n)           Until the expiration of two years after the original issuance of the Notes, the Company will not, and will use its commercially reasonable efforts to cause its Affiliates not to, resell any Notes or Conversion Shares which are “restricted securities” (as such term is defined under Rule 144(a)(3) under the 1933 Act), whether as beneficial owner or otherwise (except as agent acting as a securities broker on behalf of and for the account of customers in the ordinary course of business in unsolicited broker’s transactions).

(o)           Each of the Notes will bear, to the extent applicable, the legend contained in “Transfer Restrictions” in the Disclosure Package and the Final Offering Memorandum for the time period and upon the other terms stated therein, except after the Notes are resold pursuant to a registration statement effective under the 1933 Act.

(p)           The Company will not, and will use its commercially reasonable efforts to cause its Affiliates not to, take, directly or indirectly, any action which is designed to unlawfully stabilize or manipulate, or which constitutes or which might reasonably be expected to cause or result in unlawful stabilization or manipulation, of the price of any security of the Company in connection with the offering of the Notes.

(q)           The Company acknowledges and agrees that (i) the purchase and sale of the Notes pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the several Initial Purchasers, on the other hand, (ii) in connection with the offering contemplated hereby and the process leading to such transaction each Initial Purchaser is and has been acting solely as a principal and is not the agent or fiduciary of the Company, or its stockholders, creditors, employees or any other party, (iii) no Initial Purchaser has assumed or will assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto

(irrespective of whether such Initial Purchaser has advised or is currently advising the Company on other matters) and no Initial Purchaser has any obligation to the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (iv) the Initial Purchasers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and (v) the Initial Purchasers have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

(r)            The Company represents and agrees that, unless it obtains the prior consent of the Initial Purchasers, and the Initial Purchasers represent and agree that, unless they obtain the prior consent of the Company, it has not made and will not make any offer relating to the Notes that, if the placement of the Notes contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed with the Commission, would constitute an “issuer free writing prospectus,” as defined in Rule 433, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Initial Purchasers is hereinafter referred to as a “Permitted Supplemental Offering Document.”

4.             Expenses.

(a)           The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing, delivery to the Initial Purchasers and any filing of the Disclosure Package or any Offering Memorandum (including financial statements and any schedules or exhibits and any document incorporated therein by reference) and of each amendment or supplement thereto or of any Supplemental Offering Document, (ii) the preparation, printing and delivery to the Initial Purchasers of the Operative Documents and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Notes, (iii) the preparation, issuance and delivery of the certificates for the Notes to the Initial Purchasers, including any transfer taxes, any stamp or other duties payable upon the sale, issuance and delivery of the Notes to the Initial Purchasers and any charges of DTC in connection therewith, (iv) the fees and disbursements of the Company’s counsel, accountants and other advisors, (v) the qualification of the Notes and Conversion Shares under securities laws in accordance with the provisions of Section 3(d) hereof, (vi) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Notes, and the costs and charges of any registrar, transfer agent, paying agent or conversion agent, (vii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Notes including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, (viii) any fees payable in connection with the rating of the Notes, (ix) any fees and expenses payable in connection with the initial and continued designation of the Notes as PORTAL securities under the PORTAL Market Rules pursuant to NASD Rule 5322 and the inclusion of the Conversion Shares on Nasdaq, (x) any fees and expenses payable in connection with the initial and continued listing of the Notes on any non-U.S. securities exchange and (xi) all other costs and expenses incident to the performance of the obligations of the Company under this Agreement; provided that, except as provided in this Agreement, the Initial Purchasers shall pay their own costs and expenses, including the costs and expenses of their counsel.

(b)           If this Agreement is terminated by the Representative in accordance with the provisions of Section 5 or Section 10(a)(i) hereof, the Company shall reimburse the Initial Purchasers for all of their reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Initial Purchasers.

5.             Conditions of the Initial Purchasers’ Obligations. The obligations of the several Initial Purchasers hereunder are subject to the accuracy, when made and on each Delivery Date, of the representations and warranties of the Company contained in Section 1 hereof or in certificates of any officer of the Company or any of its subsidiaries delivered pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder, and to each of the following additional terms and conditions:

(a)           no Initial Purchaser shall have discovered and disclosed to the Company prior to or on such Delivery Date that the Offering Memorandum or any amendment or supplement thereto contains any untrue statement of a fact which, in the reasonable opinion of counsel to the Initial Purchasers, is material or omits to state any fact which is material and necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(b)           on each Delivery Date, Wilson Sonsini Goodrich & Rosati, Professional Corporation, shall have furnished to the Initial Purchasers their written opinion, as counsel to the Company, addressed to the Initial Purchasers and dated such Delivery Date, substantially in the form of Annex 1 attached hereto;

(c)           on each Delivery Date, Stoel Rives LLP shall have furnished to the Initial Purchasers their written opinion, as special Oregon counsel to the Company, addressed to the Initial Purchasers and dated such Delivery Date, substantially in the form of Annex 2 attached hereto;

(d)           on each Delivery Date, Michael O. Scheinberg, special patent counsel to the Company, shall have furnished to the Initial Purchasers their written opinion, addressed to the Initial Purchasers and dated such Delivery Date, substantially in the form of Annex 3 attached hereto;

(e)           on each Delivery Date, AKD Prinsen van Wijmen N.V., special Netherlands counsel to the Company, shall have furnished to the Initial Purchasers their written opinion, addressed to the Initial Purchasers and dated such Delivery Date, substantially in the form of Annex 4 attached hereto;

(f)            Latham & Watkins LLP, shall have furnished to the Initial Purchasers their written opinion, as counsel to the Initial Purchasers, addressed to the Initial Purchasers and dated such Delivery Date, in form and substance satisfactory to the Initial Purchasers;

(g)           at the Delivery Date, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Disclosure Package or the Final Offering Memorandum (exclusive of any amendments or supplements thereto subsequent to the Applicable Time), any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Representative shall have received a certificate of the Chief Executive Officer and President of the Company and of the Executive Vice President and Chief Financial Officer of the Company, dated as of the Delivery Date, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties in Section 1 hereof are true and correct with the same force and effect as though expressly made at and as of the Delivery Date, and (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Delivery Date;

(h)           at the time of the execution of this Agreement, the Representative shall have received from Deloitte & Touche LLP a letter dated such date, in form and substance satisfactory to the Representative, together with signed or reproduced copies of such letter for each of the other Initial Purchasers containing statements and information of the type ordinarily included in accountants’ “comfort letters” to Initial Purchasers with respect to the financial statements and certain financial information contained in the Offering Memorandum;

(i)            at the Delivery Date, the Representative shall have received from Deloitte & Touche LLP a letter, dated as of the Delivery Date, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (g) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Delivery Date;

(j)            the Indenture shall have been duly executed and delivered by the Company and the Trustee and the Notes shall have been duly executed and delivered by the Company and duly authenticated by the Trustee;

(k)           the Company and the Representative shall have executed and delivered the Registration Rights Agreement (in form and substance reasonably satisfactory to the Initial Purchasers) and the Registration Rights Agreement shall be in full force and effect;

(l)            at the First Delivery Date, the Notes shall have been approved for designation as a PORTAL security;

(m)          subsequent to the date of this Agreement, there shall not have occurred a downgrading in the rating assigned to the Notes, if any, by any “nationally recognized statistical rating organization,” as that term is defined by the Commission for purposes of Rule 436(g)(2) under the 1933 Act, and no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Notes;

(n)           on or prior to the date of this Agreement, the Representative shall have received an agreement substantially in the form of Exhibit A attached hereto signed by the persons listed in Schedule IV attached hereto, and shall have received an agreement substantially in the form of Exhibit B attached hereto signed by Philips Business Electronics International B.V.; and

(o)           at the Delivery Date, counsel for the Initial Purchasers shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Notes as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Notes as herein contemplated shall be reasonably satisfactory in form and substance to the Representative and counsel for the Initial Purchasers.

If any condition specified in this Section 5 shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representative by notice to the Company at any time at or prior to the applicable Delivery Date, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 7, 8 and 9 shall survive any such termination and remain in full force and effect.

6.             Subsequent Offers and Resales of the Notes.

(a)           Each of the Initial Purchasers and the Company hereby establish and agree to observe the following procedures in connection with the offer and sale of the Notes:

i.      Offers and Sales. Offers and sales of the Notes shall be made to such persons and in such manner as is contemplated by the Offering Memorandum.

ii.     Rule 144A Compliance. The Notes have not been and will not be offered or sold by the Initial Purchasers or their Affiliates acting on their behalf, except in accordance and in compliance with Rule 144A under the Act and the Initial Purchasers will effect such offers and sales only in compliance with all applicable securities laws in any jurisdiction in which the Initial Purchasers effect such offers or sales.

iii.    General Solicitation. No general solicitation or general advertising (within the meaning of Rule 502(c) under the 1933 Act) will be used in the United States in connection with the offering or sale of the Notes.

iv.    Non-Bank Fiduciaries. In the case of a non-bank Subsequent Purchaser of a Note acting as a fiduciary for one or more third parties, each third party shall, in the judgment of the applicable Initial Purchaser, be an institutional accredited investor within the meaning of Rule 501(a) under the 1933 Act (an ”Accredited Investor”) or a “qualified institutional buyer” within the meaning of Rule 144A under the 1933 Act (a ”Qualified Institutional Buyer”) or a non-U.S. person outside the United States.

v.     Subsequent Purchaser Notification. Each Initial Purchaser will take reasonable steps to inform, and use its commercially reasonable efforts to cause each of its U.S. Affiliates to take reasonable steps to inform, persons acquiring Notes from such Initial Purchaser or affiliate, as the case may be, in the United States that the Notes (A) have not been and will not be registered under the 1933 Act, (B) are being sold to them without registration under the 1933 Act in reliance on Rule 144A or in accordance with another exemption from registration under the 1933 Act, as the case may be, and (C) may not be offered, sold or otherwise transferred except (1) to the Company, (2) outside the United States in accordance with Regulation S, or (3) inside the United States in accordance with (x) Rule 144A to a person whom the seller reasonably believes is a Qualified Institutional Buyer that is purchasing such Notes for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (y) pursuant to another available exemption from registration under the 1933 Act.

vi.    Minimum Principal Amount. No sale of the Notes to any one Subsequent Purchaser will be for less than U.S. $1,000 principal amount and no Security will be issued in a smaller principal amount. If the Subsequent Purchaser is a non-bank fiduciary acting on behalf of others, each person for whom it is acting must purchase at least U.S. $1,000 principal amount of the Notes.

(b)           Each Initial Purchaser severally and not jointly represents and warrants to, and agrees with, the Company that (i) it is a Qualified Institutional Buyer and an Accredited Investor, and (ii) it has not taken any action, directly or indirectly, designed to cause or result in, or which has constituted or which might reasonably be expected to constitute, unlawful stabilization or manipulation of the price of any security of the Company in connection with the offering of the Notes.

7.             Indemnification.

(a)           Indemnification of Initial Purchasers. The Company agrees to indemnify and hold harmless each Initial Purchaser, its Affiliates, its selling agents and each person, if any, who controls any Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

i.      against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any preliminary offering memorandum, any Supplemental Offering Document, the Disclosure Package or the Final Offering Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

ii.     against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 7(d) below) any such settlement is effected with the written consent of the Company; and

iii.    against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by Merrill Lynch), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Initial Purchaser through Merrill Lynch expressly for use in any preliminary offering memorandum, any Supplemental Offering Document, the Disclosure Package or the Final Offering Memorandum (or any amendment or supplement thereto).

(b)           Indemnification of the Company. Each Initial Purchaser severally agrees to indemnify and hold harmless the Company, its Affiliates, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in any preliminary offering memorandum, any Supplemental Offering Document, the Disclosure Package or the Final Offering Memorandum in reliance upon and in conformity with written information furnished to the Company by such Initial Purchaser through Merrill Lynch expressly for use therein.

(c)           Actions against Parties; Notice. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 7(a) above, counsel to the indemnified parties shall be selected by Merrill Lynch, and, in the case of parties indemnified pursuant to Section 7(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section or Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)           Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested in writing an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 7(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

8.             Contribution. If the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (a) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand from the offering of the Notes pursuant to this Agreement or (b) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Initial Purchasers on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Notes pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Notes pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discount received by the Initial Purchasers, bear to the aggregate initial offering price of the Notes.

The relative fault of the Company on the one hand and the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 8, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Notes purchased and sold by it hereunder exceeds the amount of any damages which such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 8, each person, if any, who controls an Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Initial Purchaser’s Affiliates and selling agents shall have the same rights to contribution as such Initial Purchaser, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each of the Company’s Affiliates shall have the same rights to contribution as the Company. The Initial Purchasers’ respective obligations to contribute pursuant to this Section are several in proportion to the principal amount of Notes set forth opposite their respective names in Schedule I hereto and not joint.

9.             Representations, Warranties and Agreements to Survive. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries submitted pursuant hereto shall remain operative and in full force and effect, regardless of (a) any investigation made by or on behalf of any Initial Purchaser or its Affiliates or selling agents, any person controlling any Initial Purchaser, its officers or directors or any person controlling the Company and (b) delivery of and payment for the Notes.

10.           Termination.

(a)           Termination; General. The Representative may terminate this Agreement, by notice to the Company, at any time at or prior to the applicable Delivery Date if (i) there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Disclosure Package or the Final Offering Memorandum (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, (ii) there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representative, impracticable or inadvisable to market the Notes or to enforce contracts for the sale of the Notes, (iii) trading in any securities of the Company has been suspended or materially limited by the Commission or the NASDAQ System, or if trading generally on the American Stock Exchange or the New York Stock Exchange or in the NASDAQ System has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority, (iv) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or (v) a banking moratorium has been declared by either Federal or New York authorities.

(b)           Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof; and provided further that Sections 1, 7, 8 and 9 shall survive such termination and remain in full force and effect.

11.           Default by One or More of the Initial Purchasers. If one or more of the Initial Purchasers shall fail on any Delivery Date to purchase the Notes which it or they are obligated to purchase under this Agreement (the ”Defaulted Notes”), the Representative shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Initial Purchasers, or any other initial purchasers, to purchase all, but not less than all, of the Defaulted Notes in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representative shall not have completed such arrangements within such 24-hour period, then:

(a)           if the number of Defaulted Notes does not exceed 10% of the aggregate principal amount of the Notes to be purchased hereunder, each of the non-defaulting Initial Purchasers shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Initial Purchasers; or

(b)           if the number of Defaulted Notes exceeds 10% of the aggregate principal amount of the Notes to be purchased hereunder, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser.

No action taken pursuant to this Section shall relieve any defaulting Initial Purchaser from liability in respect of its default. In the event of any such default which does not result in a termination of this Agreement, either the Representative or the Company shall have the right to postpone Delivery Date for a period not exceeding seven days in order to effect any required changes in the Offering Memorandum or in any other documents or arrangements. As used herein, the term “Initial Purchaser” includes any person substituted for an Initial Purchaser under this Section.

12.           Notices, etc. All notices and other communications hereunder shall be in writing, and:

(a)           if to the Initial Purchasers, shall be delivered or sent by any standard form of telecommunication to the Representative at 4 World Financial Center, New York, New York 10080, Attention: Syndicate Department; and

(b)           if to the Company, shall be delivered or sent by mail, telex or facsimile transmission to: FEI Company, 5350 NE Dawson Creek Drive, Hillsboro, Oregon, 97124, Attention: General Counsel;

provided, however, that any notice to an Initial Purchaser pursuant to Section 7(c) shall be delivered or sent by mail, telex or facsimile transmission to each such Initial Purchaser, which address will be supplied to any other party hereto by Merrill Lynch upon request. Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof. The Company shall be entitled to act and rely upon any request, consent, notice or agreement given or made on behalf of the Initial Purchasers by Merrill Lynch.

13.           No Advisory or Fiduciary Relationship. The Company acknowledges and agrees that (a) the purchase and sale of the Notes pursuant to this Agreement, including the determination of the public offering price of the Notes and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the Initial Purchasers, on the other hand, (b) in connection with the offering contemplated hereby and the process leading to such transaction each of the Initial Purchasers is and has been acting solely as a principal and is not the agent or fiduciary of the Company, or its shareholders, creditors, employees or any other party, (c)the Initial Purchasers have not assumed or will not assume advisory or fiduciary responsibilities in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether any Initial Purchaser has advised or is currently advising the Company on other matters) and the Initial Purchasers do not have any obligation to the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (d) the Initial Purchasers and their affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, and (e) the Initial Purchasers have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

14.           Parties. This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchasers and the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchasers and the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Notes from any Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.

15.           GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

16.           TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK TIME.

17.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

18.           Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

19.           Definition of the Terms “Business Day” and “Subsidiary”. For purposes of this Agreement, except as otherwise provided in this Agreement, the term (a) ”business day” means any day on which the New York Stock Exchange, Inc. is open for trading, and (b) the term “subsidiary” has the meaning set forth in Rule 405 of the rules and regulations promulgated under the 1933 Act.

[Intentionally Left Blank]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Initial Purchasers and the Company in accordance with its terms.

Very truly yours,

FEI COMPANY

By:	/s/ Bradley J. Thies
Name: Bradley J. Thies
Title: Vice President, General Counsel and
Secretary

Accepted and agreed by:

MERRILL LYNCH & CO.

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

By:	/s/ Chet Bozdog
Authorized Signatory

For itself and as Representative of the

other Initial Purchasers named in Schedule I hereto.

SCHEDULE I

Initial Purchasers	Principal Amount of Firm Notes

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$75,000,000
Needham & Company, LLC	7,500,000
Thomas Weisel Partners LLC	7,500,000
D.A. Davidson & Co.	5,000,000
Merriman Curhan Ford & Co.	5,000,000

Total	$100,000,000

SCHEDULE II

Pricing Term Sheet

$100,000,000
2.875% Convertible Subordinated Notes Due 2013

1.             The initial public offering price of the notes shall be 100% of the principal amount thereof, plus accrued interest, if any, from the date of issuance.

2.             The net proceeds to the Company shall be $97.2 million, after the Initial Purchasers’ discount and estimated offering expenses of $2.8 million.

3.             The interest rate on the notes shall be 2.875% per annum.

4.             The notes shall be convertible as described in the Preliminary Offering Memorandum into shares of Common Stock, no par value, of the Company at an initial conversion rate of 34.0730 shares per $1,000 principal amount of notes (equivalent to a conversion price of $29.35 per share).

5.             The following language revises the corresponding language that was included as the last paragraph under the caption “Description of The Notes — Conversion Rights”:

Notwithstanding the foregoing, in no event shall the conversion rate as adjusted in accordance with the foregoing exceed 45.1467 per $1,000 principal amount of the notes, other than on account of the proportional adjustments to the conversion rate in the manner set forth in clauses (1) through (4) above.

6.             The following table and the language following the table revise the corresponding preliminary information that was included in the Preliminary Offering Memorandum under the caption “Description of The Notes — Make Whole Premium Upon a Fundamental Change”:

Make Whole Premium Upon a Fundamental Change (Number of Additional Shares)

	Effective Date
Stock Price	May 19, 2006	June 1, 2007	June 1, 2008	June 1, 2009	June 1, 2010	June 1, 2011	June 1, 2012	June 1, 2013
$22.15	11.0	11.0	11.0	11.0	11.0	11.0	11.0	11.0
25.00	9.0	8.7	8.4	8.0	7.6	7.0	6.4	5.9
28.00	7.5	7.2	6.8	6.3	5.7	5.0	3.9	1.6
31.00	6.5	6.0	5.6	5.1	4.4	3.6	2.5	—
35.00	5.3	4.9	4.5	4.0	3.3	2.5	1.4	—
40.00	4.4	4.0	3.6	3.1	2.5	1.8	0.9	—
45.00	3.7	3.4	3.0	2.5	2.0	1.3	0.6	—
55.00	2.9	2.6	2.2	1.8	1.4	0.9	0.4	—

The actual stock price and effective date may not be set forth on the table, in which case:

•    if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the make whole premium will be determined by a straight-line interpolation between the make whole premiums set forth for the two stock prices and the two effective dates on the table based on a 365-day year, as applicable.

•    if the stock price on the effective date exceeds $55.00 per share, subject to adjustment as described below, no make whole premium will be paid.

•    if the stock price on the effective date is less than $22.15 per share, subject to adjustment as described below, no make whole premium will be paid.

7.             The following language revises the corresponding language that was included as the sixth paragraph under the caption “Description of The Notes — Make Whole Premium Upon a Fundamental Change”:

Notwithstanding the foregoing, in no event shall the conversion rate exceed 45.1467 per $1,000 principal amount of the notes, subject to adjustments in the same manner as the conversion rate..

8.             All other terms of the notes shall be those set forth in the Preliminary Offering Memorandum.

SCHEDULE III

Other Documents Comprising the Disclosure Package

[None]

SCHEDULE IV

NAME	TITLE
Raymond A. Link	Interim Chief Executive Officer, Executive Vice President and Chief Financial Officer
Dr. Michael J. Attardo	Director
Lawrence A. Bock	Director
Wilfred J. Corrigan	Director
Thomas F. Kelly	Director
Dr. William W. Lattin	Director
Jan C. Lobbezoo	Director
Dr. Gerhard Parker	Director
James T. Richardson	Director
Donald R. VanLuvanee	Director
Steven D. Berger	Senior Vice President
John A. Doherty	Senior Vice President, Worldwide Sales
Rob H. J. Fastenau	Senior Vice President and General Manager, Electron Optics Products Division
Peter Frasso	Executive Vice President and Chief Operating Officer
Robert S. Gregg	Executive Vice President of Worldwide Sales and Service
Jim D. Higgs	Senior Vice President, Human Resources
Stephen F. Loughlin	Vice President, Corporate Finance
Bradley J. Thies	Vice President, General Counsel and Secretary

Exhibit A

May 11, 2006

MERRILL LYNCH & CO.

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

as Representative of the several

Initial Purchasers named in the

within-mentioned Purchase Agreement

4 World Financial Center

New York, New York 10080

Re:  Proposed Offering by FEI Company

Ladies and Gentlemen:

The undersigned understands that you, as Representative of the several Initial Purchasers, propose to enter into a Purchase Agreement (the “Purchase Agreement”) with FEI Company, an Oregon corporation (the “Company”), providing for the offering (the “Offering”), pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”), by the several Initial Purchasers named in Schedule A to the Purchase Agreement (the “Initial Purchasers”) of the Company’s Convertible Subordinated Notes due 2013.

In recognition of the benefit that such an offering will confer upon the undersigned, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of the Representative on behalf of the Initial Purchasers, the undersigned will not, during the period commencing the date of the final offering memorandum relating to the Offering and ending 75 days from the date of the Offering Memorandum relating to the Offering, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or lend or otherwise dispose of or transfer any shares of the Company’s common stock, no par value (the “Common Stock”), or any securities convertible into or exercisable or exchangeable for or repayable with Common Stock (including, without limitation, Common Stock that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities that may be issued upon exercise of a stock option or warrant), whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or thereafter acquires the power of disposition (collectively, the “Undersigned’s Shares”), or (2) enter into any swap or other derivative transaction that transfers to another, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock or such other securities, whether any such transaction or swap described in clause (1) or (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing sentence shall not apply to transfers of the Undersigned’s Shares (A) as a bona fide gift, provided that each donee thereof agrees to be bound in writing by the restrictions set forth herein, or (B) to any trust or other entity formed for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust or authorized representative of such other entity, as applicable, agrees to be bound in writing by the restrictions set

EXA-1

forth herein. In addition, beginning 45 days after the date of the Offering Memorandum, the undersigned, together with the other individuals listed on Schedule A hereto, may offer, sell or contract to sell in the open market up to 250,000 shares of Common Stock; provided that the Company shall determine in its reasonable discretion the number of such shares of Common Stock to be disposed by each individual listed on Schedule A hereto and shall inform the undersigned accordingly. [For Jim D. Higgs only:  Notwithstanding the terms of this Lock-Up Letter Agreement, the undersigned may also offer, sell or contract to sell in the open market up to 3,000 additional shares of Common Stock at any time.]  [For Stephen F. Loughlin only:  Notwithstanding the terms of this Lock-Up Letter Agreement, the undersigned may also offer, sell or contract to sell in the open market up to 5,000 additional shares of Common Stock at any time.]

The undersigned agrees that, without the prior written consent of the Representative on behalf of the Initial Purchasers, it will not, during the period commencing the date hereof and ending 75 days from the date of the Offering Memorandum, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for or repayable with Common Stock.

Notwithstanding the foregoing, if:

(1)           during the last 17 days of the 75-day lock-up period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or

(2)           prior to the expiration of the 75-day lock-up period, the Company announces that it will release earnings results or becomes aware that material news or a material event will occur during the 16-day period beginning on the last day of the 75-day lock-up period, the restrictions imposed by this Lock-Up Letter Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless the Representative waives, in writing, such extension.

The undersigned hereby acknowledges and agrees that written notice of any extension of the 75-day lock-up period pursuant to the previous paragraph will be delivered by the Representative to the Company (in accordance with notice provisions set forth in the Purchase Agreement) and that any such notice properly delivered will be deemed to have been given to, and received by, the undersigned. The undersigned further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Lock-Up Letter Agreement during the period from the date of this Lock-Up Letter Agreement to and including

EXA-2

the 34th day following the expiration of the initial 75-day lock-up period, he will give notice thereof to the Company and will not consummate such transaction or take any such action unless he has received written confirmation from the Company that the 75-day lock-up period (as may have been extended pursuant to the previous paragraph) has expired.

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, is hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Letter Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that, if the Purchase Agreement does not become effective within 60 days of the date hereof, or if the Purchase Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Securities to be sold thereunder, the undersigned shall be released from all obligations under this Lock-Up Letter Agreement.

The undersigned understands that this Lock-Up Letter Agreement is irrevocable and that the Company and the Initial Purchasers are entering into the Purchase Agreement and proceeding with the Offering in reliance upon this agreement.

[signature page follows]

EXA-3

This Lock-Up Letter Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

Very truly yours,

Signature:

Print Name:

EXA-4

Exhibit B

May 11, 2006

MERRILL LYNCH & CO.

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

as Representative of the several

Initial Purchasers named in the

within-mentioned Purchase Agreement

4 World Financial Center

New York, New York 10080

Re:  Proposed Offering by FEI Company

Ladies and Gentlemen:

The undersigned understands that you, as Representative of the several Initial Purchasers, propose to enter into a Purchase Agreement (the “Purchase Agreement”) with FEI Company, an Oregon corporation (the “Company”), providing for the offering (the “Offering”), pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”), by the several Initial Purchasers named in Schedule A to the Purchase Agreement (the “Initial Purchasers”) of the Company’s Convertible Subordinated Notes due 2013.

In recognition of the benefit that such an offering will confer upon the undersigned, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of the Representative on behalf of the Initial Purchasers, the undersigned will not, during the period commencing the date of the final offering memorandum relating to the Offering and ending 60 days from the date of the Offering Memorandum relating to the Offering, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or lend or otherwise dispose of or transfer any shares of the Company’s common stock, no par value (the “Common Stock”), or any securities convertible into or exercisable or exchangeable for or repayable with Common Stock (including, without limitation, Common Stock that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities that may be issued upon exercise of a stock option or warrant), whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or thereafter acquires the power of disposition (collectively, the “Undersigned’s Shares”), or (2) enter into any swap or other derivative transaction that transfers to another, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock or such other securities, whether any such transaction or swap described in clause (1) or (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing sentence shall

EXB-1

not apply to transfers of the Undersigned’s Shares by the undersigned or any Affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended) of Koninklijke Philips Electronics N.V. (“Royal Philips”) to Royal Philips or any of its Affiliates; provided, however, that such transferee agrees to be bound in writing by the terms of this Agreement.

The undersigned agrees that, without the prior written consent of the Representative on behalf of the Initial Purchasers, it will not, during the period commencing the date hereof and ending 60 days from the date of the Offering Memorandum, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for or repayable with Common Stock.

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, is hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Letter Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that, if the Purchase Agreement does not become effective by or on June 1, 2006, or if the Purchase Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Securities to be sold thereunder, the undersigned shall be released from all obligations under this Lock-Up Letter Agreement.

The undersigned understands that this Lock-Up Letter Agreement is irrevocable and that the Company and the Initial Purchasers are entering into the Purchase Agreement and proceeding with the Offering in reliance upon this agreement.

[signature page follows]

EXB-2

This Lock-Up Letter Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

Very truly yours,

Signature:

Print Name:

Signature:

Print Name:

EXB-3

Annex 1

Form of Opinion of

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

[Final Opinion to be Inserted]

1

Annex 2

Form of Opinion of

Stoel Rives, LLP

[Final Opinion to be Inserted]

2

Annex 3

Form of Opinion of

Michael O. Scheinberg

[Final Opinion to be Inserted]

3

Annex 4

Form of Opinion of

AKD Prinsen van Wijmen N.V.

[Final Opinion to be Inserted]

4